UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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INSMED INCORPORATED

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8720 Stony Point Parkway, Suite 200
Richmond, VA 23235
804-565-3500

ANNUAL MEETING OF SHAREHOLDERS

April 30, 2010

To the Shareholders:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders to be held at the Hyatt Reston Town Center Hotel, 1800 Presidents Street, Reston, Virginia, on June 9, 2010, at 9:00 a.m. local time.  A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter.  The notice points out that you will be asked to:

(i)	elect two Class I directors to serve until the 2013 Annual Meeting of Shareholders;

(ii)	ratify the selection of Ernst & Young LLP as our auditors for the fiscal year ending December 31, 2010; and

(iii)	transact such other business as may properly come before the meeting.

Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.  A postage-paid return envelope is enclosed for your convenience.

Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares of common stock you own, please complete, sign, date and return the enclosed proxy promptly in the accompanying prepaid envelope.

Sincerely yours,

Melvin Sharoky, M.D.
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Insmed Incorporated will be held at the Hyatt Reston Town Center Hotel, 1800 Presidents Street, Reston, Virginia, on June 9, 2010, at 9:00 a.m. local time, for the following purposes:

1.	To elect two Class I directors to serve until the 2013 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP as our auditors for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting.

Holders of record of shares of Insmed common stock at the close of business on April 13, 2010, will be entitled to vote at the meeting.

You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting.  A postage-paid return envelope is enclosed for your convenience.  If you are present at the Annual Meeting, you may vote in person even if you already have sent in your proxy.

By Order of the Board of Directors

W. McIlwaine Thompson, Jr.,
Corporate Secretary

April 30, 2010

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
INSMED INCORPORATED
To be held June 9, 2010

Solicitation of Proxies.

The Board of Directors (the “Board”) of Insmed Incorporated (“Insmed”, which may be referred to as the “Company”, “we”, “us” or “our”) is soliciting your proxy for the Annual Meeting of Shareholders to be held at the Hyatt Reston Town Center Hotel, 1800 Presidents Street, Reston, Virginia, on June 9, 2010, at 9:00 a.m., local time (the “Annual Meeting”).  This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about April 30, 2010.

Information about the Annual Meeting.

Who May Vote.  Shareholders of record at the close of business on April 13, 2010 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, we had 130,208,099 outstanding shares of common stock, $0.01 par value per share. Each share of our common stock entitles the holder to one vote with respect to all matters submitted to shareholders at the Annual Meeting.  Beneficial owners of shares of our common stock may direct the record holder of the shares on how to vote the shares held on their behalf.

Shareholders of Record.  If on the Record Date, shares of our common stock were registered directly in your name with our transfer agent, then you are a shareholder of record.  As a shareholder of record, you may vote in person or by proxy at the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owners of Shares.  If on the Record Date, your shares of our common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by that organization.  The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting, and is required to vote those shares in accordance with your instructions.  If you do not give instructions to the organization holding your account, then the organization will have discretion to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters.  Accordingly, if you do not instruct your broker or other agent on how to vote your shares with respect to the “non-routine” matter, your shares will be “broker non-votes” with respect to that proposal.  Proposal 1, the Election of Directors, is a non-routine matter.  Proposal 2, designation of auditors, is a routine matter.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Quorum and Vote Required to Approve Each Item on the Proxy.  A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting.

Proposal 1, the election of the directors, requires the affirmative vote of the holders of a plurality of the votes cast in the election of directors.  Signing and returning your proxy will constitute a vote “for” the nominees unless your proxy specifies that you are withholding authority to vote for the nominees or for a specific nominee.  Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.  In the event that any of the nominees are unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee.  If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy.  The Board has no reason to believe that the nominees will be unavailable.

Proposal 2, designation of auditors, does not require shareholder ratification under Virginia law, our Articles of Incorporation, as amended (“Articles of Incorporation”), or our Amended and Restated Bylaws (“Bylaws”).  In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010, the Audit Committee of the Board will consider the vote and the reasons therefore in future independent auditor selection decisions.

Revoking a Proxy.  Anyone giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later dated proxy or written notice of revocation to our Corporate Secretary.  Attendance at the Annual Meeting will not itself revoke a proxy.  A proxy, if executed and not revoked, will be voted at the Annual Meeting.  If a proxy contains any specific instructions, the proxy will be voted in accordance with such instructions.

Cost of Soliciting Proxies.  We will pay the cost of soliciting proxies.  In addition to the use of mails, proxies may be solicited in person or by telephone by our regular employees.  We have engaged Georgeson Inc. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians.  We will pay that firm approximately $6,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items and will indemnify Georgeson Inc. from any losses arising from that firm’s proxy soliciting services on our behalf.

Principal Executive Offices of Insmed Incorporated.

The address of our principal executive offices is 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Relating to the Election of Directors.

Nominees. The Board has nominated two Class I directors whose terms expire in 2010, Mr. Kenneth Condon and Dr. Steinar Engelsen (the “nominees” and each a “nominee”), for reelection at the Annual Meeting for the term expiring at the 2013 Annual Meeting of Shareholders.  Below is some information on the nominees.

Kenneth G. Condon, M.B.A. – age 62. Mr. Condon has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1997 to 2000.    Since October 2007, Mr. Condon has been employed as the Chief Financial Officer and Assistant Secretary of American International College. He joined Boston University in 1975 and served as its Treasurer and Vice President for Financial Affairs from September 1986 until September 2007.  He was also a Trustee of Newbury College. He was formerly Chairman of the Board of BayFunds, a $1.8 billion mutual fund family; a former director of BayBank Harvard Trust; a former member of the BankBoston Advisory Board; a former director of the BayBank Trust Board; a former director of Seragen, Inc., a biotechnology firm; a former director, Chapter Secretary, Treasurer and President of the Financial Executives Institute of Massachusetts; and Director and Treasurer of the Boston Municipal Research Bureau. Before 1975, Mr. Condon was a Senior Accountant with the CPA firm of Arthur Andersen & Co. in Boston.  He received his B.A. degree in Economics and Mathematics from Tufts University, and his M.B.A. in finance from the Wharton School of Finance, University of Pennsylvania.  Mr. Condon was both a Certified Public Accountant and a Certified Financial Planner. Mr. Condon’s experience in the finance and banking industry provides the Board valuable skills and experience in connection with the Board’s oversight of the Company’s financial management and financing activities.

Steinar J. Engelsen, M.D. – age 59. Dr. Engelsen has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1998 to 2000.  Since November 1996, Dr. Engelsen has been a partner of Teknoinvest Management AS, a venture capital firm based in Norway.  In addition, from January to November 2000, Dr. Engelsen was acting Chief Executive Officer of Centaur Pharmaceuticals, Inc., a biopharmaceutical company.  From 1989 until October 1996, Dr. Engelsen held various management positions within Hafslund Nycomed AS, a pharmaceutical company based in Europe, and affiliated companies.  He was responsible for therapeutic research and development, most recently serving as Senior Vice President, Research and Development of Nycomed Pharma AS from January 1994 until October 1996.     Dr. Engelsen received his M.Sc. in nuclear chemistry and his M.D. from the University of Oslo, and is a Certified European Financial Analyst. Mr. Engelsen’s management experience in biopharmaceutical companies enables him to provide operating insights to the Board. Also, his experience and background in research and development allows him to bring technical expertise in research and development to the Board.

Vote Required for Approval.  The election of each nominee for director requires the affirmative vote of the holders of a plurality of the votes cast in the election of the directors.  Signing and returning your proxy will constitute a vote “for” all of the nominees unless your proxy specifies that you are withholding authority to vote for either or both of the nominees.  Any votes that are withheld and any shares held in street name for customers who are the beneficial owners of those shares that are not voted in the election of the directors will not be included in determining the number of votes cast.  In the event that any of the nominees is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee.  If the Board selects a substitute nominee, the shares represented by proxy will be voted “for” the substitute nominee unless other instructions are given in the proxy.  The Board has no reason to believe that the nominees will be unavailable.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

The Board of Directors.

Our Articles of Incorporation provide that our Board shall consist of not more than 12 directors, with the exact number to be prescribed by our Bylaws.  Our Bylaws provide that the number of directors constituting our Board shall be designated by a resolution of the Board but shall be not less than six nor more than ten.  Our Board has adopted a resolution designating six directors.  The directors are divided into three classes – Class I, Class II and Class III.  Each class of directors serves for three years on a staggered term basis.

The Board has determined that the following members of the Board are independent, as that term is defined under the general independence standards in listing standards of the NASDAQ Marketplace Rules and our Corporate Governance Guidelines:  Mr. Kenneth G. Condon, Dr. Steinar J. Engelsen, Dr. Melvin Sharoky, Dr. Graham K. Crooke and Dr. Randall W. Whitcomb.  The Board has adopted, as part of our Corporate Governance Guidelines, categorical standards to assist it in making these independence determinations.  Our Corporate Governance Guidelines are available on our website at www.insmed.com.

The Board has nominated two Class I directors whose term of office expires in 2010, Mr. Condon and Dr. Engelsen, for reelection at the Annual Meeting for the term expiring at the 2013 Annual Meeting of Shareholders.  The term of the Class II directors, Dr. Crooke and Mr. Lanfear, will expire at the 2011 Annual Meeting of Shareholders. The term of the Class III directors, Dr. Melvin Sharoky and Dr. Randall Whitcomb, will expire at the 2012 Annual Meeting of Shareholders.

The following table sets forth the directors nominated to be reelected at the Annual Meeting and continuing directors and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or continuing director was first elected as a director, the positions currently held by the nominee and each continuing director, the year each nominee’s or continuing director’s current term will expire and the current class of director of the nominee and each continuing director:

Nominee’s or Director’s Name	Age	Position(s) with the Company	Year First Became Director and Year Current Term Will Expire	Class of Director
Nominees for Class I Directors
Kenneth G. Condon, M.B.A. (1)(2)	62	Director	1999-2010	I
Steinar J. Engelsen, M.D. (1)	59	Director	1999-2010	I

Continuing Directors:
Graham K. Crooke, MB.BS (1)(3)	51	Director	1999-2011	II
Dennis M. Lanfear, M.B.A.	54	Director	2007-2011	II
Melvin Sharoky, M.D. (2)(3)	59	Director	2001-2012	III
Randall W. Whitcomb, M.D. (2)(3)	55	Director	2001-2012	III

(1) Member of Audit Committee

(2) Member of Nominations and Governance Committee

(3) Member of Compensation Committee

Directors Whose Term Expires at the 2011 Annual Meeting of Shareholders (Class II Directors):

Graham K. Crooke, MB.BS – age 51. Dr. Crooke has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1996 to 2000.  Dr. Crooke is a co-founder and partner of Helix Ventures, a venture capital firm formed by the spinout of the healthcare team of Asset Management Company, (‘AMC”) a Silicon Valley venture capital firm.  From April 2000 to July 2009, Dr. Crooke led the healthcare investment effort at AMC.  Prior to joining AMC, Dr. Crooke worked on biotechnology and healthcare service investments with Dillon Read Venture Capital and later its successor firm, Ticonderoga Capital. Dr. Crooke has also worked as a management consultant focused on healthcare at the international consulting firm of Booz, Allen & Hamilton and prior to that as a product manager at Molecular Devices Corporation, a venture-backed bioanalytical company.  In 1983 he received his medical degree from the University of Western Australia and then worked at major teaching hospitals in Perth Australia until 1986.  Dr. Crooke then attended the Stanford University Graduate School of Business, where he earned his MBA in 1988. As one of Insmed’s founders, Mr. Crooke has the benefit of the Company’s complete history. His experience in finance, venture capital and start-ups provides the Board with valuable skills and knowledge, especially for our strategic planning and financing efforts. Additionally, his background as a doctor brings medical experience to our Board.

Dennis M. Lanfear, M.B.A. – age 54.  Mr. Lanfear has been a member of our Board since December 2007.   He was a strategic consultant for us from 2005 until he was appointed to our Board in December 2007.  Since 2005, Mr. Lanfear has been President and CEO of InteKrin Therapeutics, a clinical-stage, privately held biopharmaceutical company focused on developing and commercializing breakthrough therapeutics for neuroendocrine, metabolic, and immune disorders.  Mr. Lanfear was at Amgen Inc. from 1986 to 1999 where he was a corporate officer and Vice President with broad operational, product development and marketing responsibility. He also held senior leadership roles in several product development programs including those for growth factors, somatotrophins and neurotrophins, directing efforts from preclinical to Phase III.  In 1997, he was named Vice President, Market Development, where he defined long term competitive and reimbursement strategies for Epogen™, a multibillion dollar anemia drug.  Prior to joining Amgen, Mr. Lanfear held positions of increasing responsibility at Baxter International and was also the founder and former CEO of Saronyx, Inc., a drug development software services company. He is also an active life science investor through his firm, Lanfear Capital Advisors, which invests in pharmaceutical and medical device companies.  Mr. Lanfear earned bachelor’s degrees in Biochemistry and Chemical Engineering from Michigan State University and earned his M.B.A. from the Anderson School at UCLA. Mr. Lanfear’s manufacturing and operational experience in the pharmaceutical industry provided the Board important insight regarding operations at our former Boulder plant, and continue to provide the Board with manufacturing and operating experience in connection with our ongoing strategic review process.

Directors Whose Term Expires at the 2012 Annual Meeting of Shareholders (Class III Directors):

Melvin Sharoky, M.D.   – age 59.  Dr. Sharoky has been a member of our Board since May 2001.  From January 2002 to March 2007, he was President and CEO of Somerset Pharmaceuticals, Inc., a research and development pharmaceutical company which markets Eldepryl® for the treatment of patients with late stage Parkinson’s disease and developed EMSAM®, which is licensed to Bristol-Myers Squibb, for a major depressive disorder. Dr. Sharoky continued as a consultant to Somerset until December 2007.   He previously served as President of Somerset Pharmaceuticals from July 1995 to June 2001. From June 2001 to January 2002, Dr. Sharoky was retired.  From July 1995 through January 1998, Dr. Sharoky was President of Watson Pharmaceuticals, Inc., a leading specialty pharmaceutical company, and from February 1993 to January 1998 he was also President and CEO of its wholly-owned subsidiary, Circa Pharmaceuticals, Inc., which develops, manufactures and markets solid dosage generic pharmaceutical products to wholesale distributors.  Dr. Sharoky joined Circa Pharmaceuticals in July 1988 as Medical Director, served as Senior Vice President and Director of Research and Development from April 1991 to August 1992, and as Executive Vice President and Director of Research and Development from August 1992 to January 1993.  Prior to this, from February 1986 to June 1988, he was Vice President and Chief Medical Officer of Pharmakinetics Laboratories, Inc.  He is currently a member of the Board of Directors of Par Pharmaceuticals.  Dr. Sharoky received a B.A. in biology from the University of Maryland in Baltimore County and an M.D. from the University of Maryland School of Medicine. Mr. Sharoky’s background as an executive of research and development pharmaceutical companies brings senior management, leadership, financial and strategic planning experience to our Board, in addition to his medical experience as a doctor.

Randall W. Whitcomb, M.D. – age 55.  Dr. Whitcomb has been a member of our Board since November 2001. Since late 2006, Dr. Whitcomb has served as a consultant to several privately held biotechnology companies.   He also serves as a Senior Advisor to Frazier Healthcare Ventures, a dedicated healthcare venture capital company.  He also has served on the Board of Directors of Marcadia Biotech, a privately held drug development company, since 2007. From 2001 to 2006, Dr. Whitcomb served as Chief Medical Officer at, and was a Founder of, Quatrx Pharmaceuticals, Inc., a privately-held, drug development company focusing on discovery, licensing, developing and commercializing compounds in the endocrine, metabolic and cardiovascular areas.  From 1992 through 2000, he held various management positions with Parke-Davis Pharmaceutical Research, Inc., a division of Warner Lambert Company, finally serving as Vice President of Drug Development with particular responsibility for the development and approval of products for women’s health care, metabolic diseases and diabetes.  After the merger of Warner Lambert into Pfizer, Inc., Dr. Whitcomb was Vice President, Global Project Management for Pfizer Global Research and Development.  From 1987 through 1992 he was on the faculty of the Massachusetts General Hospital and Harvard Medical School.  He received his B.A. degree from Tabor College and his M.D. degree from the University of Kansas. Mr. Whitcomb’s background brings to the Board medical experience as a doctor, venture capital experience as well as knowledge of the pharmaceutical research, development, approval and commercialization process.

Executive Officers.

The following table sets forth our executive officers, their ages and the positions currently held by each such person as of the date of this proxy statement.
Name	Age	Position	Term of Office
Kevin P. Tully, C.G.A.	56	Executive Vice President and Chief Financial Officer	February 2006 - Present
Steve Glover	50	Chief Business Officer (since March 31, 2009); President, Insmed Therapeutic Proteins (until March 31, 2009)	June 2007 - Present
Glen Kelley	42	Vice President, Regulatory Affairs	February 2008 – Present
Nicholas A. LaBella Jr.	54	Chief Scientific Officer	March 2010 - Present

Kevin P. Tully, C.G.A. ~~-~~– age 56.  Mr. Tully returned as our Executive Vice President and Chief Financial Officer in February 2006, after having served as Chief Financial Officer at Bostwick Laboratories, a private pathology laboratory from August 2005 until February 2006.  From April 2005 to August 2005, Mr. Tully served as our Chief Financial Officer, Treasurer and Controller.  From January 2002 until April 2005, Mr. Tully was our Treasurer, Controller and Principal Financial Officer, and from August 2001 until his election as Treasurer, he served as our Senior Director, Finance and Administration.  Mr. Tully initially joined us in March 2001 as Director of Finance and has over 30 years of experience across Europe and the Americas covering the financial, marketing and the manufacturing aspects of business with Tenneco and UCB.  Mr. Tully received his Ordinary National Certificate in Business and Administration from St. Helens College in England and is a Certified General Accountant.

Steve Glover –  age 50.  Mr. Glover joined Insmed in June 2007 and served as President of  Insmed Therapeutic Proteins from June 2007 until March 2009. After the sale of the follow-on biologics assets to Merck and Co. on March 31, 2010, Mr. Glover became our Chief Business Officer. From January 2006, Mr. Glover was President and CEO of ZyVer & Associates, a biopharmaceutical consulting firm, through which he worked as a consultant to us on our follow-on biologics program from March 2007 to June 2007.  From March 2003 to December 2006, Mr. Glover served as Senior Vice President and General Manager of Andrx Therapeutics and Andrx Laboratories, both divisions of Andrx Corporation.  From January 2001 to February 2003, Mr. Glover served as Founder of Triangular Health Inc., a privately held venture funded company. Prior to Triangular Health, he held various executive positions at IMS Health, Amgen and Hoffman LaRoche. Mr. Glover has over 25 years of business experience in bio-pharmaceuticals and life sciences. He received his Bachelor of Science degree in Marketing/Management from Illinois State University.

Glen Kelley – age 42. In February 2008 Mr. Kelley was promoted to Vice President of Regulatory Affairs.  From April 2001 to December 2006 Mr. Kelley held positions of management in Operations and Intellectual Property for Insmed.  Prior to joining Insmed, Mr. Kelley was in the external relations department of drug discovery at R.W Johnson Pharmaceutical Research Institute from 1999 to 2001 and worked in various roles with Ortho Clinical Diagnostics from 1990 to 1999.  Mr. Kelley has over 20 years of experience in the biotechnological and pharmaceutical industry.  He received his Bachelor of Science degree in Biological Science from Rutgers College and was a Post-Qualifying PhD Candidate in Microbiology and Molecular Genetics at Rutgers University.

Nicholas A. LaBella – age 54.   In March 2010, Mr. La Bella joined Insmed as its Chief Scientific Officer.  Mr. LaBella served as the Vice President of Development and Regulatory Affairs at Cardiokine, Inc., a privately-held specialty pharmaceutical company, from 2004 to 2009.  Prior to this, he served as Vice President, Operations, in the Phase IV Division of PharmaNet, a global drug development services company, from 2001 to 2004.  From 1997 to 2001, Mr. LaBella served in several positions, including Chief Information Officer in charge of operations, at Medex Clinical Trial Services, a full-service contract research organization that was acquired by PharmaNet in 2001.  In addition, Mr. LaBella has held a number of senior-level positions within drug development and regulatory affairs at several other leading pharmaceutical companies, including Watson Laboratories, Inc. and the former Sandoz Research Institute. Mr. LaBella has approximately 30 years of pharmaceutical industry experience in various functions, including drug development, clinical operations and regulatory affairs.  He received his Masters of Science from the Arnold & Marie Schwartz College of Pharmacy at Long Island University, and his Bachelor of Science in Pharmacy at the University of Connecticut.

Committees of the Board.

Our Bylaws establish three standing Committees of the Board:  the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee.

Audit Committee.  Our Audit Committee currently consists of Mr. Condon (Chairman), Dr. Engelsen and Dr. Crooke.  During the fiscal year ended December 31, 2009 (“fiscal 2009”), the Audit Committee held four meetings and Mr. Condon, Dr. Engelsen and Dr. Crooke attended all of these meetings.  The Audit Committee (i) recommends the selection of independent accountants and auditors, (ii) reviews the scope of the independent auditors’ audit and approves any non-audit services to be performed by the independent auditors and (iii) reviews annual audits and accounting practices.  The Board has adopted a written charter for the Audit Committee, which is available on our website at www.insmed.com.

Our common stock is listed on the NASDAQ Capital Market and, as such, we are governed by the listing standards of the NASDAQ Listing Rules.  Rule 5605(c)(2) of the NASDAQ Listing Rules requires that our Audit Committee be comprised of at least three members, each of whom must be an “independent director” as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules.  The Board has determined that all three of the Audit Committee members, Mr. Condon, Dr. Crooke and Dr.  Engelsen, are independent directors as defined by Rule 5605(c)(2) of the NASDAQ Listing Rules and our Corporate Governance Guidelines.

The Board has determined that Mr. Condon is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, consolidated statement of operations and consolidated statement of cash flows, and has accounting or related financial management expertise, as such terms are interpreted by the Board.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Report, which is included in this proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Dr. Whitcomb (Chairman), Dr. Sharoky and Dr. Crooke.  During fiscal 2009, the Compensation Committee held six meetings. Dr. Whitcomb and Dr. Sharoky attended all of these meetings and Dr. Crooke attended five of the six meetings.  The Compensation Committee reviews and makes recommendations to the Board regarding the compensation and benefits of all of our officers and reviews policy matters relating to compensation and benefits of our employees.  The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.insmed.com.  The Board has determined that each of the members of our Compensation Committee is independent as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and our Corporate Governance Guidelines.

Nominations and Governance Committee.  Our Nominations and Governance Committee currently consists of Dr. Sharoky (Chairman), Dr. Whitcomb and Mr. Condon.  During fiscal 2009, the Nominations and Governance Committee held four meetings and Dr. Sharoky, Dr. Whitcomb and Mr. Condon attended all of these meetings.  The Nominations and Governance Committee (i) assists the Board by identifying and recruiting individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) recommends to the Board director nominees for each committee; (iii) oversees our governance, including recommending to the Board Corporate Governance Guidelines; (iv) leads the Board in its annual review of the Board’s performance and oversees the evaluation of each of the Board’s committees; and (v) oversees the management continuity planning process.  The Board has adopted a written charter for the Nominations and Governance Committee, a copy of which is available on our website at www.insmed.com.  The Board has determined that each of the members of our Nominations and Governance Committee is independent as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and our Corporate Governance Guidelines.

Corporate Governance Matters.

Meetings of the Board.  The Board held 25 meetings during fiscal 2009, including 4 regularly scheduled meetings, 2 special meetings and 19 specially called telephonic meetings.  Board meetings during 2009 consisted of regular board meetings, meetings related to the sale of our follow-on biologics (“FOB”) in March 2009 and meetings related to the evaluation of strategic options for the use of the FOB sale proceeds.  Each director attended at least 75% of the total 2009 Board and committee meetings during the period he was a member of the Board or such committees.

Director Nominating Process.

The Nominations and Governance Committee.  Our Nominations and Governance Committee performs the functions of a nominating committee and will actively seek, identify and recommend to the Board individuals qualified to become Board members, consistent with criteria approved by the Board, and establish such criteria based on factors it considers appropriate.  These factors include strength of character, maturity of judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. The Nominations and Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by the Board.  The Nominations and Governance Committee Guidelines also contain information concerning the responsibilities of the Nominations and Governance Committee with respect to identifying and evaluating the director candidates.  The Nominations and Governance Committee Charter and the Corporate Governance Guidelines are both available on our website at www.insmed.com.  All members of the Nominations and Governance Committee are independent as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and our Corporate Governance Guidelines.

Director Candidate Recommendations and Nominations By Shareholders.  The Nominations and Governance Committee’s Charter provides that the Committee will consider director candidate recommendations by shareholders.  Shareholders should submit any such recommendations for the Nominations and Governance Committee through the method described under “Communications With the Board.”  In addition, in accordance with our Bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in this proxy statement under the heading “Proposals for 2011 Annual Meeting.”

Nominations and Governance Committee Process For Identifying and Evaluating Director Candidates.  The Nominations and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines including the provision that diversity of backgrounds and experience should be emphasized in board composition.  The Nominations and Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole.  In addition, the Nominations and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of the Board’s needs.

Communications With the Board.  The Board has approved unanimously a process for shareholders to send communications to the Board.  Shareholders can send communications to the Board and, if applicable, to the Nominations and Governance Committee or to specified individual directors in writing c/o Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, VA 23235.  All letters sent to Mr. Thompson will be forwarded, as appropriate, to the Board, the Nominations and Governance Committee or any specified individual directors.  The Company screens mail for security purposes.

Director Attendance at Annual Meeting.  Our policy is that directors attend the annual meeting of shareholders.  All directors attended the 2009 Annual Meeting of Shareholders.

Board Leadership Structure. Our Board does not have a policy on whether or not the roles of chief executive officers and chairman of the board should be separate, and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.  Geoffrey Allen, PhD., our President and Chief Executive Officer also served as Chairman of the Board, until his resignation due to a health condition in June 2009.  Mel Sharoky, M.D., one of our directors, assumed the role of Chairman of the Board upon Dr. Allen’s resignation.  Pending completion of the evaluation of strategic options for the use of the proceeds from the sale of our follow-on biologics assets in March 2009, we have decided not to hire a new Chief Executive Officer.  Upon completion of this strategic review process, our Board will consider the role of the CEO on the Board.  Our Board currently does not have a lead director designated because the current Chairman is a non-employee director.

The Role of the Board in Risk Oversight.  Our Corporate Governance Guidelines provide for the Board and its committees to oversee our program for identifying, evaluating and controlling significant risks.  Under the Audit Committee Charter, the Audit Committee’s responsibilities include the responsibility to inquire of management and our independent accountant about our significant risks or exposures and to assess the steps that management has taken to monitor, control and minimize these risks, including our risk assessment and risk management policies.

AUDIT COMMITTEE REPORT*

           The Audit Committee of the Board (the “Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board.  The Audit Committee reviews and reassesses the adequacy of the charter at least annually.  The Audit Committee approves and recommends to the Board, subject to shareholder ratification, the selection of the Company’s independent auditors.  In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent auditors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Annual Report”) with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Communication With Audit Committees.  In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the auditors to the Audit Committee required by Public Company Accounting Oversight Board Rule 3526, and considered the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report, which was filed with the Securities and Exchange Commission on March 16, 2010.  The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

THE AUDIT COMMITTEE

Kenneth G. Condon, M.B.A., Chairman
Steinar J. Engelsen, M.D.
Graham K. Crooke, MB.BS

March 31, 2010

*
The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by the Company’s independent auditors in order to assure that the provision of such services does not impair the independent auditors’ independence from Insmed.  Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific approval by the Audit Committee.  Any proposed services exceeding pre-approved fee levels also will require specific pre-approval by the Audit Committee.  In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee.  Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.  The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.  For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-Related, and Tax, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer of the Company to monitor the performance of the services provided by the independent auditor and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy.  Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

Fees Billed by Ernst & Young LLP

The following table lists fees billed by Ernst & Young LLP, for services rendered in the fiscal years ended December 31, 2008 and 2009.   The Audit Committee reviewed the aggregate fees billed by Ernst & Young LLP for professional services rendered for the fiscal year ended December 31, 2009, which were as follows.

	Fiscal Year Ended December 31,
	2008	2009
Audit Fees	$350,000	$250,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Ernst & Young LLP Fees	$350,000	$250,000

“Audit Fees” include fees for services performed to comply with Generally Accepted Auditing Standards.  These services include the recurring audit of our consolidated financial statements, as well as audits provided in connection with statutory filings, related reserves, and review of documents filed with the Securities and Exchange Commission.

The Audit Committee has determined that the services performed by Ernst & Young LLP, during the fiscal year ended December 31, 2009, is compatible with maintaining Ernst & Young LLP’s independence from Insmed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All of our directors and officers complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions.  Our Audit Committee must review and approve all related party transactions, as defined in Item 404 of Regulation S-K.  In examining related party transactions, our Audit Committee considers whether any of our directors, officers, holders of more than five percent of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Audit Committee determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Any transaction which is deemed to be a related party transaction requires the approval, initially by a majority of the non-interested Audit Committee members, and finally by a majority of the non-interested Board members.  Our Audit Committee’s procedures for reviewing related party transactions are not in writing.  In fiscal 2009, there were no related party transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires that our directors, officers and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NASDAQ Capital Market.  Directors, officers and beneficial owners of more than ten percent of our common stock are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of the forms and information furnished to us, we believe that during fiscal 2009 all filing requirements applicable to our directors, officers and beneficial owners of more than ten percent of our common stock were satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date there was no person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than five percent of our common stock then outstanding.

SECURITY OWNERSHIP OF MANAGEMENT

           The following table sets forth the beneficial ownership of our common stock as of the Record Date by each director, each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K and all directors and executive officers as a group.  The total number of shares of our common stock outstanding as of the Record Date was 130,208,099.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Class
Kevin P. Tully (2)	592,334	*
Steve Glover (3)	547,113	*
Glen Kelley (4)	309,712	*
Melvin Sharoky, M.D. (5)	614,790	*
Graham K. Crooke, MB.BS (6)	392,120	*
Steinar J. Engelsen, M.D. (7)	330,245	*
Dennis M. Lanfear (8)	277,120	*
Randall W. Whitcomb, M.D. (9)	252,120	*
Kenneth G. Condon (10)	232,220	*
Geoffrey Allan (11)	2,078,057	1.6%
All directors and executive officers as a group (10 persons) (12)	3,295,654	4.3%

*	Denotes ownership of less than 1% of the outstanding shares of our common stock.

(1)
Except as indicated otherwise in the footnotes, shares shown as beneficially owned are those to which the individual has sole voting and investment power.  Shares subject to options that are exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 215,000 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(3)
Includes 175,000 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  50,000 of these options are held by ZyVer & Associates, of which Mr. Glover is the President and CEO.  ZyVer & Associates is wholly owned by Mr. Glover.

(4)	Includes 96,000 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(5)
Includes 87,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Sharoky’s name includes 210 shares of our common stock which are owned by his minor son, 620 shares of our common stock which are owned by his minor daughter and 3,600 shares of our common stock which are owned by his spouse.  Dr. Sharoky disclaims beneficial ownership of the shares of our common stock held by his minor daughter, minor son and his spouse.

(6)	Includes 197,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(7)	Includes 97,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(8)	Includes 142,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(9)
Includes 87,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.  The number of shares listed opposite Dr. Whitcomb’s name includes 21,000 shares of our common stock which are owned by the Randall W. Whitcomb Living Trust.  Dr. Whitcomb and his spouse, Rita K. Whitcomb, are trustees of the Randall W. Whitcomb Living Trust.

(10)	Includes 97,500 shares of our common stock issuable upon exercise of options, which options are exercisable within 60 days of the Record Date.

(11)	Mr. Allen served as Insmed’s President and Chief Executive Officer until June 15, 2009.

(12)
Represents the sum of the shares of our common stock beneficially owned by all directors, nominees and executive officers as of the Record Date.  This total does not include Mr. Allan’s shares, since he was not an executive officer as of the Record Date.  Includes 1,196,000 shares of our common stock issuable upon the exercise of options, which options are exercisable within 60 days of the Record Date.

COMPENSATION DISCUSSION AND ANALYSIS (THE “CDA”)

Philosophy and Overview.

Our guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value.  The following objectives serve as the guiding principles for all of our compensation decisions:

•	to provide a competitive total compensation opportunity that will enable us to attract, retain and motivate highly qualified executives;

•
to align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to our performance, which is defined in terms of milestones associated with achieving long-term profitability and creating shareholder value; and

•	to provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

Role of Compensation Committee in Making Decisions.

Our Compensation Committee has been delegated the authority to determine and make recommendations for all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives.  In assessing and determining our compensation programs, our Compensation Committee conducts a peer group review, engages outside consultants to assess competitiveness and meets in executive session.

Compensation Evaluation Processes and Criteria.  The compensation packages for executive officers are reviewed by our Compensation Committee, including an analysis of all elements of compensation separately and in the aggregate.  In establishing compensation levels for each of our executive officers, our Compensation Committee consults on an informal basis with other members of the Board.  The Compensation Committee also has the authority to engage the services of outside experts to assist it in making compensation-related decisions.

Given the high demand for the experienced and well-qualified executives we seek to employ, the Compensation Committee reviews data obtained from outside surveys of compensation and benefits for executive officers in the biotechnology industry including the Radford Global Life Sciences Survey prepared by Aon Consulting for a general understanding of compensation trends and practices, an internally prepared survey on executive compensation based on peer biotechnology companies’ proxy statements, and personal knowledge regarding executive compensation at comparable companies.    In addition, during fiscal year 2008, Towers Perrin, an independent compensation consulting firm, was engaged to conduct a complete analysis of our executive compensation, including salary, bonus and equity-based long-term incentives and to make recommendations on market-based ranges for base salary, target bonus and equity-based long-term incentive grants.

Based on the information it gathers, the Compensation Committee establishes benchmarks used for the purpose of evaluating appropriate compensation ranges for base salary, cash bonus and long-term incentives.  Our Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects our particular facts and circumstances.  When reviewing benchmark data, our Compensation Committee targets our compensation at the 50th percentile for companies of similar size and stage of development.  Our Compensation Committee will continue to conduct similar annual reviews of our executive compensation practices and anticipates that it may use the services of independent outside consultants for similar services in the future.

In May 2009 the Board engaged Towers Perrin to assess the competitiveness of the compensation provided to Insmed’s independent outside directors. Total fees for this assessment were $12,173. To assist in the evaluation and comparison Towers Perrin used a peer group of 25 biotechnology companies which were selected based on the following criteria.

•	development –stage and early commercialization biotechnology companies; and
•	market capitalization of $50 million to $300 million.

The changes resulting from the assessment and as recommended by Towers Perrin were accepted by the Board and implemented in 2009. These changes were:

•	an increase in the annual retainer from $17,500 to $25,000;
•	the adoption of annual committee chair retainers of $10,000 for Audit Committee and $5,000 each for Compensation Committee and Nominations & Governance Committee; and
•	replace annual option grants with annual Restricted Stock grants with a value of $25,000 at grant.

In determining the amount and mix of compensation elements, our Compensation Committee relies upon its judgment about the performance of each individual executive officer – and not on rigid formulas or short-term changes in business performance.  In setting final compensation levels for our executive officers for fiscal 2009, our Compensation Committee considered many factors, including, but not limited to:

•	our achievement of certain product development, corporate partnering, financial, strategic planning and other goals;
•	each officer’s individual performance using certain subjective criteria, including an evaluation of each officer’s initiative, contribution to overall corporate performance and managerial ability;
•	the scope and strategic impact of our executive officer’s responsibilities;
•	our past business performance and future expectations;
•	our long-term goals and strategies;
•	the performance and experience of each individual;
•	past salary levels of each individual and of the executives as a group;
•	relative levels of pay among the officers;
•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;
•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer; and
•	the competitiveness of our compensation packages relative to the selected benchmarks.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers.  This deduction limitation does not apply, however, to certain “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.  We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Selection of Peer Companies/Benchmarks.

When determining the compensation of our executive officers, the Compensation Committee reviewed, as one part of the benchmarking process, the analysis conducted by Towers Perrin in fiscal 2008 based on publicly available salary data pulled from the proxy statements of 32 peer companies.  The analysis that was done in fiscal 2008 was not updated for purposes of setting compensation for fiscal 2009.  The peer group used in the Towers Perrin analysis consisted of the following companies:

Adolor Corporation	Immunogen Inc.
Advanced Life Sciences	Introgen Therapeutics Inc.
Allos Therapeutics	ISTA Pharmaceuticals Inc.
Anadys Pharmaceuticals Inc.	La Jolla Pharmaceutical Co.
Antigenics Inc.	Middlebrook Pharmaceuticals
Ariad Pharmaceuticals	Novacea, Inc.
Avant Immunotherapeutics Inc.	NPS Pharmaceuticals Inc.
Avigen	Oxigene Inc.
Cell Therapeutics	Pozen
Curis Inc.	Renovis, Inc.
Discovery Laboratories Inc.	Sangamo Biosciences
EntreMed Inc.	Tapestry Pharmaceuticals
Genitope Corp.	Tercica Inc.
Genta Incorporated	Trimeris Inc.
GenVec, Inc.	Vical Inc.
GTC BioTherapeutics, Inc.	Vion Pharmaceuticals Inc.

Components of Compensation.

Our executive compensation packages generally include three components: base salary, a cash bonus and equity-based awards.

Base Salary.  The Compensation Committee seeks to establish base salaries that are competitive for each position and level of responsibility with those of executive officers at various other biotechnology companies of comparable size and stage of development.  The Compensation Committee intends base salary to provide our executive officers with a level of stability and certainty each year and intends that this component of compensation not be affected to any significant degree by our performance factors.  The Compensation Committee typically reviews and sets base salaries for executives on an annual basis during the first quarter of each fiscal year.  Salary levels for each of our executive officers are generally targeted near the 50th percentile of salaries that our Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at the benchmarked companies.  For fiscal 2009, the compensation for our continuing executive officers was maintained at basically the same level as for fiscal 2008.  When our compensation is benchmarked (which did not occur for fiscal 2009), our Compensation Committee reviews variances between the salary levels for each of our executive officers and those of the companies included in the selected benchmarks and determines, in its discretion, individual salary adjustments after considering the factors described above, although no relative weights or rankings are assigned to these factors.  In setting the base salary for our executive officers other than our Chief Executive Officer, the Compensation Committee also considers the recommendations of our Chief Executive Officer.

Cash Bonuses.  The Compensation Committee believes that cash bonuses are useful on a case by case basis to motivate and reward executive officers and are largely dependent on each such officer’s performance in relation to overall corporate results.  Bonuses for executive officers are not guaranteed, but to date have been awarded from time to time, generally annually, only in the discretion of the Compensation Committee.  Cash incentives are generally targeted at the 50th percentile of cash incentives provided to officers in similar positions at companies included in the selected benchmarks.

At the beginning of each fiscal year, management proposes the annual corporate objectives to the Board for approval.  These objectives serve as the basis for determining our performance.  When determining if a bonus will be paid for the fiscal year, the Compensation Committee takes into account the overall financial condition and performance of the Company at the time and, in addition, each executive officer is evaluated by the Compensation Committee and the Board on our overall performance and his or her individual performance, level of responsibility and leadership in relation to our overall performance.  Additionally, the Compensation Committee sets guidelines for the bonuses potentially payable to our officers.  These guidelines, which are currently up to 35% of each individual officer’s annual salaries, can be increased beyond these guideline levels at the Compensation Committee’s discretion, for example, in the event of exceptional performance by an individual officer.  In the past, criteria for bonuses for executive officers ranged from success in attracting capital, to success in conducting clinical trials, obtaining FDA approvals, entering into new and expanded collaborations, licensing, acquisitions, divestitures, and establishing and expanding our manufacturing capabilities.  During fiscal 2009, the corporate objectives were as follows:

•	Successfully conclude sale of Follow on Biologics assets to Merck.;
•	Complete IPLEX Clinical trial in Myotonic Muscular Dystrophy including final report;
•	Manufacture sufficient IPLEX, prior to sale of Boulder production facility to Merck, to support current IPLEX Expanded Access Program for at least 1 year; and
•	Initiate and progress strategic review of business to establish optimum use of Merck proceeds while protecting overall capital base.

When evaluating our performance for fiscal 2009, the Compensation Committee reviewed the above corporate objectives, in particular the sale of the follow-on biologics business to Merck & Co. and the subsequent work by the executive officers to find a strategic partnership while working with RBC.  Based on this evaluation, the Compensation Committee recommended, and the Board approved, bonuses for the named executive officers for the fiscal year ended December 31, 2009 (“fiscal 2009”) be awarded in accordance with company guidelines at the levels of 35% for Mr. Glover and Mr. Kelley, and 40% for Mr. Tully.

Equity-Based Long-Term Incentives. The Compensation Committee believes that stock ownership by management is beneficial for aligning the interests of management and shareholders, enhancing shareholder value and attracting and retaining talented employees.  In accordance with such belief, the Compensation Committee to date has sought to motivate and reward superior results by providing a significant portion of executive compensation as equity, in the form of stock options, restricted stock and restricted stock units.

When granting stock options, restricted stock or restricted stock units, the Compensation Committee considers the existing levels of stock ownership among the executive officers relative to each other and to our employees as a whole, previous grants of stock options, restricted stock or restricted stock units to such executive officers, vesting schedules of previously granted stock options, restricted stock and restricted stock units, the performance of the executives and their contributions to our overall performance, information with regard to awards at comparable companies, comparable data provided by independent compensation consultants (if retained), an outside survey of stock option grants and restricted common stock awards in the biotechnology industry, an internally prepared survey of peer biotechnology companies’ proxy statements and personal knowledge of the Compensation Committee members regarding executive stock options and restricted stock awards at comparable companies.  Consideration is also given to the impact of stock option, restricted stock and restricted stock unit awards on our results of operations.

Prior to May 29, 2008, stock options were awarded to all of our new employees upon their commencement of employment.  Shares of our common stock underlying these stock options typically vested over a four year period, with 25% of the shares vesting on each of the first four anniversaries of the date of grant.  Those options typically expired ten years from the date of grant.  The exercise price was equal to the fair market value of our common stock on the date of grant.  Beginning with June 1, 2008 we began issuing restricted stock and restricted stock unit awards to all of our new employees upon their commencement of employment.

The Compensation Committee also grants stock options to officers from time to time, if an officer’s percentage of ownership has fallen below the industry averages or in recognition of such officer’s expanded duties and responsibilities or exceptional performance.

During fiscal 2009, no restricted stock or restricted stock units were granted to any officers or employee of the company.

Other Benefits.  We maintain a benefits plan provided to all employees, that includes coverage for health insurance, dental insurance, life and disability insurance, an Employee Stock Purchase Plan (as described under the heading “Equity Compensation Plan Information”) and a 401(k) Plan.  We also provide Dr. Allan with a Company car for business and personal use.

Compensation of Executive Officers.

The Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our executive officers.  Typically, during the first quarter of each fiscal year, the Committee evaluates the Chief Executive Officer based on our overall performance, individual performance, level of responsibility and leadership ability.  On June 15, 2009 our Chief Executive Officer, Dr. Geoffrey Allan, needed to resign due to heath reasons. Dr. Allan was not replaced as the Company was in the process of a strategic business review. Following Dr. Allan’s resignation the Board appointed a current board member, Dr. Melvin Sharoky as Chairman of the Board. All Insmed executives reported directly to Dr. Sharoky following Dr. Allan’s resignation. For fiscal year 2009 Dr. Sharoky made recommendations to the Compensation Committee regarding the performance and related compensation of our other executive officers.  The Board actively participates in the process of assessing the other executive officers’ performance and in setting their compensation based on Dr. Sharoky’s and the Compensation Committee’s assessments.

The elements of our compensation program for each named executive officer are summarized below:

Geoffrey Allan, Ph.D. - President and Chief Executive Officer.  Dr. Allan was responsible for developing, in connection with the Board, our corporate mission and objectives and providing direction and leadership to ensure the execution of our corporate objectives and strategy.  Dr. Allan resigned effective June 15, 2009 due to health reasons.  His total compensation was comprised of the following elements:

Base Salary:  Dr. Allan’s base salary for fiscal 2009 was set at $450,000; however, he was only employed for a partial year, earning $209,639.
Severance:  As part of his departure the Company entered into a separation agreement in which Dr. Allan received a lump sum of $675,000 and continued benefits for up to 36 months, depending on continued eligibility.
Stock Grants:  The 2008 restricted stock and restricted stock unit grants to Dr. Allan vested on March 31, 2009 as a result of the Merck transaction prior to his resignation.  Dr. Allan received 247,582 shares of restricted stock and cash for 144,861 restricted stock units, subject to tax withholding.
Other Compensation:  We provide Dr. Allan with a Company car for business and personal use. We pay the lease payments, taxes and auto insurance associated with the car through to lease expiry in April 2011.

Kevin P. Tully, C.G.A. – Executive Vice President and Chief Financial Officer.  Mr. Tully directs all financial and administration activities, including internal and external reporting, treasury, accounting, human resources and information technology.  Following Dr. Allan’s departure, as of June 15, 2009 Mr. Tully is also responsible for managing the day-to-day operations of the Company.  His total compensation was comprised of the following elements:

Base Salary:  Mr. Tully’s base salary for fiscal 2009 was $275,000.
Cash Bonus:  Mr. Tully is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2009 and for Mr. Tully’s key role in managing the business following the departure of our Chief Executive Officer, the Compensation Committee and the Board used their discretion to award Mr. Tully a bonus for fiscal 2009 of $110,250 which represents 40% of his annual salary.
Stock Grants:  The 2008 restricted stock and restricted stock unit grants vested on March 31, 2009 as a result of the Merck transaction.  Mr. Tully received 94,562 shares of restricted stock and cash for 55,329 restricted stock units, subject to tax withholding.

Steve Glover – Chief Business Officer.  Mr. Glover directs all activities related to our strategic review with RBC.  His total compensation was comprised of the following elements:

Base Salary:  Mr. Glover’s base salary for fiscal 2009 was $315,000.
Cash Bonus:  Mr. Glover is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2009 and for Mr. Glover’s key role in managing the business following the departure of our Chief Executive Officer, the Compensation Committee and the Board awarded Mr. Glover a bonus for fiscal 2009 of $110,250 which represents 35% of his annual salary.
Stock Grants:  The 2008 restricted stock and restricted stock unit grants vested on March 31, 2009 as a result of the Merck transaction.  Mr. Glover received 108,317 shares of restricted stock and cash for 63,377 restricted stock units subject to tax withholding.

Glen Kelley – Vice President, Regulatory Affairs.  Mr. Kelley is responsible for regulatory affairs and intellectual property.  His total compensation was comprised of the following elements:

Base Salary:  Mr. Kelley’s base salary for fiscal 2009 was $250,000.
Cash Bonus:  Mr. Kelley is eligible for an annual, discretionary bonus of up to 35% of his annual salary based on the Company's overall financial condition and performance and the achievement of performance objectives established by the Compensation Committee.  Based on the degree of achievement of the corporate objectives for 2009 and for Mr. Kelley’s key role in managing the Company’s regulatory affairs, the Compensation Committee and the Board awarded Mr. Kelley a bonus for fiscal 2009 of $87,500 which represents 35% of his annual salary.
Stock Grants:  The 2008 restricted stock and restricted stock unit grants vested on March 31, 2009 as a result of the Merck transaction.  Mr. Kelley received 85,966 shares of restricted stock and cash for 50,299 restricted stock units, subject to tax withholding.

Compensation Committee Report

* The Compensation Committee has reviewed and discussed the CDA with management and based on the review and discussions with managment of the CDA, the Compensation Committee recommended to the Board that the CDA be included in this proxy statement on Schedule 14(A).

THE COMPENSATION COMMITTEE

Randall W. Whitcomb, M.D., Chairman
Graham K. Crooke, MB.BS
Melvin Sharoky, M.D.

March 31, 2010

*
The foregoing report of the Compensation Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

Summary Compensation Table.

The following table sets forth information regarding compensation earned by the named executive officers in fiscal years 2009, 2008 and 2007.  No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned for fiscal 2009 have been excluded by reason of their termination of employment or change in executive status during that year.  The compensation in this table does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate in fiscal years 2009, 2008 and 2007.

Summary Compensation Table
Name and Principal Position		Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)		All Other Compensation ($)		Total ($)
Geoffrey Allan, Ph.D.	2009	209,639	-	-	-		699,576	(2)	909,215
Chairman of the Board, Chief Executive Officer and President	2008	438,408	225,000	1,174,869	-		24,576	(3)	1,862,853
	2007	395,200	-	-	-		20,414	(4)	415,614
Kevin P. Tully, C.G.A.	2009	275,000	110,250	-	-		-		385,250
Executive Vice President and Chief Financial Officer	2008	264,423	96,250	448,734	-		-		809,407
	2007	225,000	-	-	-		-		225,000
Steve Glover	2009	315,000	110,250	-	-		-		425,250
Chief Business Officer	2008	311,827	110,250	514,005	-		-		936,082
	2007	145,385	-	-	113,725	(5)	75,000	(6)	334,110
Glen Kelley	2009	250,000	87,500	-	-		-		337,500
Vice President, Regulatory Affairs	2008	244,091	87,500	407,940	-		-		739,531
	2007	195,958	-	-	-		-		195,958

(1)
Amounts calculated utilizing the provisions of FASB ASC Topic 718 except the assumptions of forfeitures is not made.  See Note 5 of the consolidated financial statements in the Company’s Form 10-K for fiscal years 2009, 2008 and 2007 regarding assumptions underlying valuation of equity awards.

(2)	Consists of $675,000 in severance payments, $16,663, related to the personal use of a vehicle provided by us and $7,913 for tax gross-ups related to the same.
(3)	Consists of $16,663, related to the personal use of a vehicle provided by us and $7,913 for tax gross-ups related to the same.
(4)	Consists of $13,257, related to the personal use of a vehicle provided by us and $7,157 for tax gross-ups related to the same.
(5)	Represents the compensation expense recognized in fiscal years 2007in connection with a grant of stock options to Mr. Glover to purchase 250,000 shares of our common stock on June 22, 2007.
(6)
The other compensation relates to consulting fees paid to Mr. Glover in fiscal 2007.  Upon Mr. Glover’s employment with us in June 2007, we terminated the consulting agreements between Mr. Glover and the Company.

 Equity Compensation Plan Information.

In fiscal 2009, we had two equity compensation plans under which we were granting stock options and shares of non-vested stock. We are currently granting stock-based awards from our 2000 Plan  and Amended and Restated 2000 Employee Stock Purchase Plan (the “2000 ESPP,” and together with the 2000 Plan, the “Plans”).  The Plans are administered by the Compensation Committee and the Board.

The 2000 Plan was originally adopted by the Board and approved by our shareholders in 2000 and its original ten-year term was extended to March 15, 2015 when it was last amended.  Under the terms of the 2000 Plan, we are authorized to grant a variety of incentive awards based on our common stock, including stock options (both incentive stock options and non-qualified stock options), performance shares and other stock awards.  The 2000 Plan currently provides for the issuance of a maximum of 9,250,000 (adjusted for stock splits) shares of common stock.  These shares are reserved for awards to all participants in the 2000 Plan, including non-employee directors.

The 2000 ESPP was adopted by the Board on April 5, 2000, and was approved by our shareholders on the same date.  It was amended by the Board to increase the number of shares available for issuance, and such amendment was approved by our shareholders on May 11, 2005.  The 2000 ESPP was subsequently amended and restated by action of the Board on October 4, 2006 and the amendment and restatement was approved by our shareholders on December 14, 2006.  Under the terms of the 2000 ESPP, eligible employees have the opportunity to purchase our common stock through stock options granted to them.  An option gives its holder the right to purchase shares of our common stock, up to a maximum value of $25,000 per year.  The 2000 ESPP provides for the issuance of a maximum of 1,500,000 shares of our common stock.

The following table presents information as of December 31, 2009, with respect to the Plans.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan Category (1)
Equity Compensation Plans Approved by Shareholders:
Amended and Restated 2000 Stock Incentive Plan (2)	2,592,750	$2.30	1,957,089
Amended and Restated 2000 Employee Stock Purchase Plan	—	—	365,380

Total:	2,592,750	$2.30	2,322,469	(3)

(1)	We do not have any equity compensation plans that have not been approved by our shareholders.
(2)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.
(3)
To the extent that stock options or stock appreciation rights granted under the 2000 Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of restricted stock or performance units are forfeited, the shares of common stock underlying such grants will again become available for purposes of the 2000 Plan.

Outstanding Equity Awards.

The following table sets forth certain information regarding the stock option grants, restricted stock and restricted stock units to our named executive officers as of the end of December 31, 2009

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Restricted Stock	Restricted Stock Units	Option Exercise Price ($)	Option Expiration Date
Geoffrey Allan, Ph.D.	25,000		-		-	-	$ 1.00	2/14/2012
	25,000		-		-	-	$ 1.50	2/14/2012
	37,500		-		-	-	$ 1.00	2/14/2010
	37,500		-		-	-	$ 1.50	2/14/2010
	312,500		-		-	-	$ 1.43	12/8/2011
Kevin P. Tully, C.G.A.	161,250		53,750	(1)	-	-	$ 2.18	2/20/2012
Steve Glover	125,000		125,000	(2)	-	-	$ 0.72	6/22/2017
	50,000	(3)	-		-	-	$ 1.01	3/26/2013
Glen Kelley	36,000		-		-	-	$ 0.50	11/12/2011
	25,000		-		-	-	$ 1.18	11/2/2011
	35,000		25,000	(4)	-	-	$ 2.25	7/31/2012

(1)	The unvested shares of our common stock underlying this option vested on February 20, 2010.

(2)
The unvested shares of our common stock underlying this option vest in equal annual increments over a four year period on June 22 of each year, vesting began on June 22, 2008 and will end on June 22, 2011.

(3)	This option is held by ZyVer & Associates, a company wholly owned by Mr. Glover.

(4)	The unvested shares of our common stock underlying this option vest on July 31, 2010.

Option Exercises and Stock Vested.

Name	Restricted Stock (1)	Restricted Stock Units (2)

Kevin P. Tully	346,728	202,872
Steve Glover	397,162	232,381
Glen Kelley	315,208	184,429
Totals	1,059,098	619,682
(1)	Restricted stock amounts are the total amount vested prior to the number of shares that were withheld to pay taxes on the executive officers’ behalf.

(2)	Restricted stock units that vested were paid in cash.

None of our named executive officers exercised stock options in fiscal 2009.

Potential Payments Upon Termination or Change in Control.

As of December 31, 2009 we had Change in Control Agreements in place with Kevin Tully and Steve Glover which entitle them to receive additional benefits in the event of their termination following a change in control of our Company.  We believe that the existence of these potential benefits will discourage turnover and cause such executives to be better able to respond to the possibility of a change in control without being influenced by the potential effect of a change in control on their job security.

For purposes of these agreements, the term “change in control” generally includes:

(a)	the acquisition by another person of beneficial ownership of 40% or more of our common stock;

(b)	a proxy contest that results in the replacement of a majority of the members of our Board;

(c)	a merger after which our shareholders own less than 60% of the surviving corporation’s stock; or

(d)	approval by our shareholders of a complete liquidation or dissolution of our Company.

If, during the one year period following a change in control or six months prior to a change in control, we or our successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment after the executive’s compensation or duties are changed in any material respect from what they were immediately prior to the change in control, either of which is a Qualified Termination as defined in these agreements, the executive shall receive a lump-sum cash payment equal to the sum of the executive’s highest annual salary rate while an employee plus a prorated bonus based on the guideline bonus in effect for the employee for the year of termination.  In addition, we shall continue to provide to the executive health, dental, and life insurance, continuation of directors’ and officers’ insurance and the other fringe benefits that the executive received prior to termination for the 18 month period immediately following the change in control. The severance payment and benefit continuation is conditioned on the executive signing a release of employment related claims.

In the event the executive is terminated by us, other than for cause, disability or death, or the executive voluntarily terminates employment for the reasons set forth above, within 12 months following the change in control, we will provide outplacement services in an amount not to exceed $10,000, until the earlier of (i) 12 months following termination of the executive’s employment or (ii) the date that the executive secures full time employment.

To protect our business and goodwill, for a period of 12 months after the termination of executive’s employment with us, the executive agrees that he will not:

1. engage in any business that competes directly with the products or services provided by us at the time of termination or for which definitive plans then existed to so provide such products or services;

2. directly or indirectly recruit or solicit any person who is then an employee of us or was an employee of us at any time within six months prior to such solicitation; or

3. solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of our clients, customers or accounts, or prospective clients customers or accounts.

Under these agreements with the executives, all stock options held by the executives at the time of a change in control will become fully exercisable and the restrictions imposed on any restricted stock and restricted stock units held by such executives shall lapse.

The severance benefits that executives may be entitled to receive under these agreements and other benefits that the executives are entitled to receive under other plans, may constitute parachute payments that are subject to the “golden parachute” rules of Section 280G of the Code and the excise tax of Code Section 4999.  If these payments are determined to be parachute payments, as calculated by our independent auditors, the parachute payments will be reduced if, and only to the extent that, a reduction will allow the executives to receive a greater net after tax amount than the executives would receive absent a reduction.

The table below summarizes the hypothetical payments that could be incurred for each of the named executive officers at the time assuming that a Qualified Termination occurred on December 31, 2009 as a result of a change in control.

	Cash Severance (1)	Prorata Bonus (1)	Benefits (1) (2)	Outplacement Assistance (1)	Value of Accelerated Options (3)	Total
Kevin P. Tully, C.G.A.	$275,000	$96,250	$24,471	$10,000	$0	$405,721
Steve Glover	$315,000	$110,250	$27,542	$10,000	$6,250	$469,042

(1)	These payments and other benefits would be payable to the executive upon a Qualified Termination.

(2)	The cost of benefits disclosed includes the extension of medical, dental, and life insurance for a period of 18 months post termination.

(3)
The unvested shares underlying such stock grants would become fully vested as of a change in control.  Calculated based upon the difference of the option exercise price and the closing market price of our common stock on the NASDAQ Capital Market on December 31, 2009, (valued at a price of $0.77/share) multiplied by the number of unvested shares.  All unvested shares for Mr. Tully had exercise prices above $0.77/share, therefore, there is no value recognized for accelerating the vesting of the unvested shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors and none of our executive officers served on the compensation committee or on the board of any company that employed any member of our Compensation Committee or our Board.

DIRECTOR COMPENSATION

Our non-employee directors receive an annual director’s fee of $25,000 plus $2,000 and reimbursement of expenses for each meeting of the Board attended in person, $500 for each Board meeting attended by telephone, $1,000 for each Compensation and Nominations and Governance Committee meeting attended in person or by telephone, and $1,500 for each Audit Committee attended in person or by telephone.  In addition, the Audit Committee Chair receives an annual fee of $10,000 and the Compensation and Nominations and Governance Committee Chairs each receive an annual fee of $5,000.  Each non-employee director receives an option to purchase 25,000 shares of our common stock upon initial election to the Board and restricted shares equivalent to the value of $25,000 annually, which shares vest one year from the date of grant if the director attends at least 75% of the Board meetings in the preceding fiscal year.  In light of the additional efforts made by the Board subsequent to the resignation of our Chief Executive Officer, Dr. Sharoky, as Chairman of the Board, received a one-time payment of $50,000 in September 2009 and each other board member received a one-time payment of $25,000 in September 2009. Additionally in April 2009 all Board members received 120,000 restricted shares of Insmed stock which vested in September 2009.

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal 2009.

	Fees Earned or Paid in Cash	Stock Awards ($) (1) (2)	Total
Graham K. Crooke	$94,500	$145,000	$239,500
Kenneth G. Condon	109,500	145,000	254,500
Steinar J. Engelsen	100,500	145,000	245,500
Dennis M. Lanfear	81,500	145,000	226,500
Melvin Sharoky	132,500	145,000	277,500
Randall W Whitcomb	97,000	145,000	242,000

Totals	$615,500	$870,000	$1,485,500

(1)
Amounts calculated utilizing the provisions of FASB ASB Topic 718  See Note 5 of the consolidated financial statements in the Company’s Form 10-K for fiscal 2009 regarding the assumptions underlying valuation of equity awards.

(2)
Upon the closing of the Merck transaction on March 31, 2009, each non-employee director received restricted stock of 120,000 shares.  These restricted shares vested on September 30, 2009.  The grant date fair value of this restricted stock award was $120,000.  Also, on May 20, 2009 each non-employee director received restricted stock of 14,620 shares of our common stock.  These restricted shares of our common stock will vest in one year, if the director attends at least 75% of the meetings of the Board held during our preceding fiscal year while he was a director.  The grant date fair value of this restricted stock award was $25,000.

PROPOSAL NO. 2
DESIGNATION OF AUDITORS

Information Relative to Designation of Auditors.

The Audit Committee has designated Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2010, subject to shareholder ratification.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Ernst & Young LLP’s principal function is to audit our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the consolidated financial statements included in each of our quarterly reports.  The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, as well as information relating to the Audit Committee’s pre-approval policies and procedures, are detailed in the “Audit Committee Report.”

Vote Not Required for Approval.

Shareholder ratification of our independent auditors is not required under Virginia law, our Articles of Incorporation or our Bylaws.  In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of our independent auditors.

Recommendation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

PROPOSALS FOR 2011 ANNUAL MEETING

The regulations of the Securities and Exchange Commission require any shareholder wishing to make a proposal to be acted upon at the 2011 Annual Meeting of Shareholders to present the proposal to us at our principal office in Richmond, Virginia, no later than December 31, 2010 or, if the date of the 2011 Annual Meeting is more than 30 days from June 9, 2011 (the anniversary of this year’s Annual Meeting), then the deadline is a reasonable time before we begin to print and mail our proxy materials for the 2011 Annual Meeting of Shareholders.  We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

In addition to the requirements of the Securities and Exchange Commission, a shareholder must meet to have a proposal included in our proxy statement, our Bylaws contain certain requirements that a shareholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article I, Section 10 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary not later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting.  Because this proxy statement was first mailed to our shareholders on or about April 30, 2010, our Corporate Secretary must receive written notice of a shareholder’s intent to make such nomination or nominations at the 2011 Annual Meeting of Shareholders not later than the close of business on December 31, 2010 and not earlier than December 1, 2010.  Each such notice must set forth:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated,

•	the class and number of shares of our common stock that are owned by the shareholder and any other person on whose behalf the nomination is being made,

•
a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and

•
such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated or intended to be nominated by the Board, and shall include a consent signed by each such nominee to being named in the proxy statement as a nominee and to serve as a one of our directors if so elected.

Article I, Section 9 of our Bylaws requires any shareholder wishing to make any other proposal to be acted on at an annual meeting to give written notice, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary no later than 120 days nor more than 150 days before the anniversary of the date of the first mailing of our proxy statement for the immediately preceding year’s annual meeting.  Because this proxy statement was first mailed to our shareholders on April 30, 2010, our Corporate Secretary must receive written notice of a shareholder’s proposal to be acted upon at the 2011 Annual Meeting of Shareholders not later than the close of business on December 31, 2010 and not earlier than December 1, 2010.  Each such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•
a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting with respect to such business, and the reasons for conducting such business at the annual meeting,

•	the name and address of record of the shareholder proposing such business and any other person on whose behalf the proposal is being made,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder and any other person on whose behalf the proposal is made,

•
a representation that the shareholder is a holder of record of our common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business, and

•	any material interest of the shareholder, and any other person on whose behalf the proposal is made, in such business.

If a shareholder wishes to make a proposal to be acted upon at the 2011 Annual Meeting of Shareholders that has not been included in the proxy statement and such proposal is made at the 2011 Annual Meeting of Shareholders, the management proxies will be allowed to use their discretionary voting authority to vote on the proposal unless notice of the proposal has been received by us no later than March 16, 2011 or, if the date of the 2011 Annual Meeting of Shareholders is more than 30 days from June 9, 2011 (the anniversary of this year’s Annual Meeting), then the deadline is a reasonable time before we begin to mail our proxy materials for the 2011 Annual Meeting of Shareholders.

Our Bylaws are available on our website at www.insmed.com.  We will furnish a copy of our Bylaws without charge to any shareholder desiring a copy upon written request to Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.  Our Bylaws are also available at the Securities and Exchange Commission’s website (www.sec.gov) as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 and filed on May 10, 2004.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the internet in addition to mailing paper copies of the materials to each shareholder. Instructions on how to access and review the proxy materials on the internet can be found at the beginning of this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report, including the financial statements and financial statement schedules.  Requests should be directed to Mr. W. McIlwaine Thompson, Corporate Secretary, Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.  A list of exhibits to the Annual Report, showing the cost of each, will be delivered with the copy of the Annual Report.  Any of the exhibits will be provided upon payment of the charge noted on the list.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report by contacting our Corporate Secretary as described above.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth herein.  However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

W. McIlwaine Thompson, Jr.,
Corporate Secretary

April 30, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE INSMED INCORPORATED ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2010:

The proxy statement and annual report are available at http://www.insmed.com (click on “2010 PROXY STATEMENT”)

NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING

of

SHAREHOLDERS

JUNE 9, 2010

8720 STONY POINT PARKWAY, SUITE 200
RICHMOND, VIRGINIA 23235

INSMED INCORPORATED
Richmond, Virginia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 9, 2010

The undersigned hereby appoints Melvin Sharoky M.D. and W. McIlwaine Thompson, Jr., or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Insmed Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held June 9, 2010 at 9:00 a.m., at the Hyatt Reston Town Center Hotel, 1800 Presidents Street, Reston, Virginia, and at any and all adjournments or postponements thereof.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors.  This Proxy, when properly executed, will be voted in the manner directed in this Proxy by the undersigned shareholder.  If no direction is made, this Proxy will be voted “for” Proposals 1 and 2.

1.           Election of directors:

[ ]  FOR ALL                                [ ]  WITHHOLD ALL                                           [ ]  FOR ALL EXCEPT

Nominees:            Kenneth G. Condon, M.B.A.
                             Steinar J. Engelsen, M.D.

Instruction: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) in the space provided below.

________________________________________________________________________

2.	Ratification of the selection of Ernst & Young LLP as the independent auditors for Insmed for the fiscal year ending December 31, 2010:

[ ]  FOR                                [ ]  AGAINST                                                      [ ]  ABSTAIN

Dated _____________________, 2010

Print Name:

Signature:

Please print and sign your name exactly as it appears on the stock certificate.  Only one of several joint owners or co-owners need sign.  Fiduciaries should give full title.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.